Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:

David Sherbin – 248/354-9924

Marie Remboulis – 248/354-9809

Federal-Mogul Announces Consensual Agreement on Plan of Reorganization

Southfield, Michigan, November 3, 2003…Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) has reached an agreement with the Unsecured Creditors Committee, the Asbestos Claimants Committee, the Future Asbestos Claimants Representative, the Agent for the Prepetition Bank Lenders and the Equity Committee (with Federal-Mogul Corporation, collectively, the “Co-Proponents”) on an amended plan of reorganization that will be filed with the U.S. Bankruptcy Court in Delaware in its Chapter 11 reorganization case. The agreement on the amended plan is consistent with the principal terms of the plan filed with the Bankruptcy Court in March 2003.

The next steps for the Co-Proponents will be completion of the documentation of the amended plan and related disclosure statement and the joint filing of those documents with the Bankruptcy Court. The Bankruptcy Court has scheduled a hearing to approve the disclosure statement prior to year-end.

Chip McClure, chief executive officer and president of Federal-Mogul stated: “We will continue to work collaboratively with the other Co-Proponents to emerge from Chapter 11 in mid-2004. Under the amended plan, Federal-Mogul will emerge with an appropriate capital structure and protected from asbestos liability by a permanent channeling injunction, and will continue to be a leading original equipment and aftermarket global automotive supplier.”

- more -

About Federal-Mogul

Federal-Mogul is a global supplier of automotive components, sub-systems, modules and systems serving the world’s original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents.

Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs more than 46,000 people in 24 countries. On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom. For more information on Federal-Mogul, visit the company’s Web site at http://www.federal-mogul.com.

Forward-Looking Statement

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

###